Exhibit 10.39

DOLLAR GENERAL CORPORATION
PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”), dated as of the date indicated on Schedule A hereto (the “Grant Date”), is made between Dollar General Corporation, a Tennessee corporation (hereinafter, together with all Service Recipients unless the context indicates otherwise, called the “Company”), and the individual whose name is set forth on the signature page hereof, who is a Key Employee of the Company (hereinafter referred to as the “Grantee”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Dollar General Corporation Amended and Restated 2007 Stock Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Agreement.

WHEREAS, the Company desires to grant the Grantee a performance share unit award as provided for hereunder, ultimately payable in shares of Common Stock of the Company, par value $0.875 per Share (the “Performance Share Unit Award”), pursuant to the terms and conditions of this Agreement and the Plan; and

WHEREAS, the Compensation Committee (or a duly authorized subcommittee thereof) of the Company’s Board appointed to administer the Plan (the “Committee”) has determined that it would be to the advantage and in the best interest of the Company and its shareholders to grant the Performance Share Unit Award provided for herein to the Grantee, and has advised the Company thereof and instructed the undersigned officer to issue said Performance Share Unit Award.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.          Grant of Performance Share Unit Award.  Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee a certain number of performance units (referred to as “Performance Share Units”) which the Grantee will have an opportunity to earn and vest in over Performance Periods (as defined below) of one year or three years if certain performance goal measures are met in accordance with Section 4 and if additional service and payment requirements are met in accordance with Section 5.  A Performance Share Unit represents the right to receive one Share of Common Stock upon satisfaction of the requirements set forth in this Agreement.  For the avoidance of doubt, no Performance Share Unit shall be earned unless all applicable performance and service requirements are met.

2.          Target Number of Performance Share Units.  The target number of Performance Share Units awarded is set forth on Schedule A hereto.  At the end of the applicable Performance Period, and subject to additional service and payment requirements in Section 5, the Grantee can earn up to [300%] of the target number of Performance Share Units or as little as [no] Performance Share Units, depending upon actual performance compared to the performance goal measures established by the Committee.

3.          Performance Period.  There are two periods during which the performance goal measures apply (each a “Performance Period”):  a one-year performance period applies to the Adjusted EBITDA goal (the “One-Year Goal”) and a three-year performance period applies to the

Average Adjusted ROIC goal (the “Three-Year Goal”).  The Performance Periods begin and end as set forth on Schedule A hereto.

4.          Performance Goal Measures.

(a)    The performance goal measures and the levels of performance for each of the performance goal measures that are required to earn Performance Share Units were established by the Committee on the Grant Date.  In determining performance, [fifty percent (50%)] of the target number of Performance Share Units are subject to the One-Year Goal which is based on Adjusted EBITDA and the other [fifty percent (50%)] of the target number of Performance Share Units are subject to the Three-Year Goal which is based on Average Adjusted ROIC, each as defined below and as established by the Committee, for the applicable Performance Period, with the method for determining the number of Performance Share Units that can be earned (including the threshold, target and maximum number of Performance Share Units) set forth on Schedule A hereto, subject to the additional service and payment requirements in Section 5.  In allocating the Performance Share Units between the One-Year Goal and the Three-Year Goal, any remaining fractional share of Common Stock underlying the target number of Performance Share Units shall be allocated to the One-Year Goal.  If the performance level for a performance goal measure is below the established threshold, no Performance Share Units shall be earned for the applicable Performance Period with respect to such performance goal measure.  If the performance level for a performance goal measure is above the established maximum, no additional Performance Share Units shall be earned above the associated maximum payout level for the applicable Performance Period with respect to such performance goal measure.  Within sixty (60) days following the end of the applicable Performance Period, the Committee will determine the extent to which the applicable performance goal measure has been met and the number of Performance Share Units earned (subject to the additional service and payment requirements in Section 5).  If performance for the applicable performance goal measure is between the threshold and the target or between the target and the maximum, the performance level achieved will be determined by applying linear interpolation to the performance interval and then rounding to the nearest whole Performance Share Unit.  The Committee must certify the performance results for each of the performance goal measures following the end of the applicable Performance Period.  Except as provided in Section 5(j) in the event of a Change in Control during the applicable Performance Period, any Performance Share Units that are not, based on the Committee’s determination, earned by performance during the applicable Performance Period, including Performance Share Units that had been potentially earnable by performance in excess of the actual performance levels achieved, shall be cancelled and forfeited as of the last day of the applicable Performance Period.

(b)    The following terms have the following meaning for purposes hereof:

(i)         “Adjusted EBITDA” shall be computed as income (loss) from continuing operations before cumulative effect of change in accounting principles plus interest and other financing costs, net, provision for income taxes, and depreciation and amortization, but shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any gains or losses associated with the Company’s LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es) or gain(s) related to the implementation of accounting or tax legislative changes or (iii) any unplanned loss(es) or gain(s) of a non-recurring nature, provided that in the case of each of (i), (ii) and (iii) such amount equals or exceeds [$1 million] from a single loss or gain, as applicable, and [$10 million] in the aggregate.

(ii)        “Adjusted ROIC” shall mean during each fiscal year within the Performance Period applicable to the Three-Year Goal (a) the result of (x) the sum of (i) the Company’s operating income, plus (ii) depreciation and amortization, plus (iii) single lease cost, minus (y) taxes, divided by (b) the result of (x) the sum of the averages of the five most recently completed fiscal quarters of: (i) total assets, plus (ii) accumulated depreciation and amortization, minus (y) the difference of the averages of the five most recently completed fiscal quarters of:  (i) cash, minus (ii) goodwill, minus (iii) accounts payable, minus (iv) other payables, minus (v) accrued liabilities, but shall exclude the impact of (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any gains or losses associated with the Company’s LIFO computation; and (d) unless the Committee disallows any such item, (i) any unbudgeted loss as a result of the resolution of a legal matter or (ii) any unplanned loss(es) or gain(s) related to the implementation of accounting or tax legislative changes or (iii) any unplanned loss(es), or gain(s) of a non-recurring nature, provided that in the case of each of (i), (ii) and (iii) such amount equals or exceeds [$1 million] from a single loss or gain, as applicable, and [$10 million] in the aggregate.

(iii)       “Average Adjusted ROIC” shall mean the average of the Adjusted ROIC for the three fiscal years during the Performance Period applicable to the Three-Year Goal.

5.          Vesting and Payment.

(a)    Except as provided otherwise in Sections 5(b), 5(c) and 5(j) below and subject to the attainment of the applicable performance goal measures and the required certification as provided in Section 4, the Performance Share Units shall become vested in accordance with the vesting table set forth on Schedule A hereto on the dates listed in the first column of such table (each a “Vesting Date”), provided the Grantee remains continuously employed through the applicable Vesting Date.  Once vested, the Performance Share Units shall be paid as provided in Section 5(d) or 5(j), subject to the forfeiture provisions of Section 5(c) below. To the extent the application of the above vesting schedule results in the vesting of fractional shares, the fractional shares shall be combined and vest on the earliest Vesting Date.  If the Grantee’s employment with the Company terminates prior to a Vesting Date and neither Section 5(b) nor 5(j) applies or has applied, then any unvested Performance Share Units at the date of such termination of employment shall be automatically forfeited to the Company and cancelled.

(b)    Accelerated Vesting Events.

(i)         Performance Share Units Subject to One-Year Goal:  To the extent Performance Share Units subject to the One-Year Goal have not previously terminated, been forfeited or become vested and nonforfeitable, and except as otherwise provided in Section 5(j):

(A)       in the event the Grantee’s employment is terminated before the last day of the Performance Period because of the Grantee’s Normal Retirement (as defined below) or the Grantee dies or becomes Disabled (as defined below) before the last day of the Performance Period, then a Pro-Rata Portion (as defined below) of such Performance Share Units (rounded to the nearest whole share) that would have vested on the first Vesting Date shall become vested and nonforfeitable as of the end of the Performance Period (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4) and all remaining Performance Share Units subject to the One-Year Goal shall be automatically forfeited to the Company and cancelled;

(B)        in the event the Grantee’s employment is terminated on or after the last day of the Performance Period but before a subsequent Vesting Date due to the Grantee’s Normal Retirement, then that one-third (33 1/3%) of the Performance Share Units that would have become vested and nonforfeitable on the next Vesting Date if the Grantee had remained employed through such date shall become vested and nonforfeitable as of such Normal Retirement (to the extent earned based on all applicable performance requirements, and subject to all certification requirements, in Section 4) and all remaining Performance Share Units subject to the One-Year Goal shall be automatically forfeited to the Company and cancelled, provided, however, that, if the Grantee terminates due to Normal Retirement on a Vesting Date, no accelerated vesting shall occur but rather the Grantee shall be entitled only to the portion of the Performance Share Units that were scheduled to vest on such Vesting Date and all remaining Performance Share Units subject to the One-Year Goal shall be automatically forfeited to the Company and cancelled;

(C)        in the event the Grantee dies or becomes Disabled on or after the last day of the Performance Period but before a subsequent Vesting Date, then all remaining unvested Performance Share Units that would have become vested and nonforfeitable if the Grantee had remained employed through all future Vesting Dates shall become vested and nonforfeitable as of such death or Disability (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4); and

(D)       in the event the Grantee’s employment is terminated after the last day of the Performance Period and the termination meets the requirements of an Early Retirement (as defined below), then the unvested Performance Share Units subject to the One-Year Goal shall remain outstanding and unvested for purposes of Section 5 following the Early Retirement and shall become vested on the Vesting Dates provided in Section 5(a) (to the extent earned based on all applicable performance requirements, and subject to all certification requirements, in Section 4), provided, however, that, (y) if during such period and prior to an applicable Vesting Date the Grantee dies or becomes Disabled, then any unvested Performance Share Units subject to the One-Year Goal shall become vested and nonforfeitable as of such death or Disability (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4); or (z) if during such period and prior to an applicable Vesting Date a Change in Control occurs, then any unvested Performance Share Units subject to the One-Year Goal shall become vested and nonforfeitable as of such Change in Control (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4).  Notwithstanding the forgoing, if Grantee violates any of the Business Protection Provisions (defined below) following Early Retirement, then any Performance Share Units subject to the One-Year Goal that vested following Early Retirement under this Section 5(b)(i)(D) shall be forfeited and subject to clawback as provided in Section 17 and any unvested Performance Share Units subject to the One-Year Goal shall be automatically forfeited to the Company and cancelled immediately upon the Company becoming aware of such violation.

(ii)        Performance Share Units Subject to Three-Year Goal:  To the extent Performance Share Units subject to the Three-Year Goal have not previously terminated, been forfeited or become vested and nonforfeitable, and except as otherwise provided in Section 5(j), in the event the

Grantee’s employment is terminated before the last day of the Performance Period because of the Grantee’s Normal Retirement or the Grantee dies or becomes Disabled before the last day of the Performance Period, then a Pro-Rata Portion of such Performance Share Units (rounded to the nearest whole share) that would have vested on the Vesting Date shall become vested and nonforfeitable as of the end of the Performance Period (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4) and all remaining Performance Share Units subject to the Three-Year Goal shall be automatically forfeited to the Company and cancelled.  To the extent Performance Share Units subject to the Three-Year Goal have not previously terminated, been forfeited or become vested and nonforfeitable, and except as otherwise provided in Section 5(j), in the event the Grantee’s employment is terminated on or after the last day of the Performance Period but before the Vesting Date because of the Grantee’s Normal Retirement or the Grantee dies or becomes Disabled on or after the last day of the Performance Period but before the Vesting Date, then such Performance Share Units that would have vested on the Vesting Date shall become vested and nonforfeitable as of such Normal Retirement, death or Disability (to the extent earned based upon all applicable performance requirements, and subject to all certification requirements, in Section 4).

(iii)       For purposes of Section 5(b), a “Pro-Rata Portion” is determined by a fraction (not to exceed one), the numerator of which is the number of months in the applicable Performance Period during which the Grantee was continuously in the employment of the Company and the denominator of which is the number of months in the applicable Performance Period.  The Grantee will be deemed to be employed for a month if the Grantee’s Normal Retirement, death or Disability occurs after the fifteenth (15th) day of a month.

(iv)       Accelerated vesting under Section 5(b)(i) or (ii) shall not accelerate the time of payment of the Performance Share Units and payment shall be made on the applicable Payment Date as provided in Section 5(d).

(c)    Termination With Cause.  Notwithstanding any other provision of this Agreement, in the event the Grantee’s employment is terminated by the Company with Cause prior to the satisfaction of all applicable performance, service and payment requirements, all Performance Share Units shall be forfeited and cancelled on the date of such termination of employment and the Grantee shall have no rights under this Agreement.

(d)    Payment of Performance Share Units.  Except as provided otherwise in Section 5(j) (related to a Change in Control), once earned and vested in accordance with Section 4 and Section 5(a) or 5(b), as applicable, the Performance Share Units shall be paid on the Vesting Dates set forth on Schedule A hereto (applying the same provisions as are in Section 5(a) related to fractional shares).  The Vesting Dates set forth on Schedule A hereto are fixed dates of payment and do not change regardless of when the actual vesting occurs under Section 5(b) or 5(j), except to the extent a special earlier accelerated payment date due to a Qualifying Termination or Qualifying Early Retirement applies under Section 5(j).  Such payment dates (including the special earlier accelerated payment date due to a Qualifying Termination or Qualifying Early Retirement as provided in Section 5(j)), are each referred to individually as a “Payment Date”.

(e)    Transfers and Reemployment.  For purposes of this Agreement, transfer of employment among the Company and another Service Recipient shall not be considered a termination or interruption of employment.  Upon reemployment following a termination of employment for any reason, the Grantee shall have no rights to any Performance Share Units previously forfeited and cancelled under this Agreement.

(f)    Early Retirement. For purposes of this Agreement, Early Retirement shall mean the voluntary termination of the Grantee’s employment with the Company after [April 1, 2021] but prior to Normal Retirement; provided that (i) the Grantee has provided notice of voluntary termination in writing to the Board within a reasonable period of time prior to the date of his voluntary termination; (ii) the Grantee has agreed in writing to provide reasonable transition services to the Board and his successor for up to twelve (12) months following his voluntary termination; (iii) the Grantee agrees in writing to extend the “Restricted Period” within the Business Protection Provisions to three (3) years from the date of voluntary termination if on the date of termination the Restricted Period is otherwise less than three (3) years (the Restricted Period is currently defined within the Business Protection Provisions as two (2) years from the date of termination); and (iv) there is no basis for the Company to terminate the Grantee with Cause at the time of the Grantee’s voluntary termination.  For purposes of this Agreement, “Business Protection Provisions” shall mean the provisions in the Grantee’s employment agreement with the Company dated June 3, 2018, as may be amended from time to time (or any successor agreement agreed upon by the Grantee and the Company as replacing such employment agreement) addressing business protections (as of the date of the Agreement, such provisions are set forth in sections 16 through 20 of such employment agreement), to the extent such provisions are applicable on the relevant date.

(g)    Normal Retirement.  For purposes of this Agreement, Normal Retirement shall mean the voluntary termination of the Grantee’s employment with the Company on or after (i) reaching the minimum age of sixty-two (62) and (ii) achieving five (5) consecutive years of service; provided, however, that (y) the sum of the Grantee’s age plus years of service (counting whole years only) must equal at least seventy (70); and (z) there is no basis for the Company to terminate the Grantee with Cause at the time of the Grantee’s voluntary termination.

(h)    Disability or Disabled.  For the purposes of this Agreement, Disability or Disabled shall have the meaning set forth in Treas. Reg. Section 1.409A-3(i)(4).  The Grantee will be deemed disabled if the Grantee is determined to be disabled under the Company’s long-term disability plan, provided that the definition of “disability” applied under such plan complies with the requirements of Treas. Reg. Section 1.409A-3(i)(4).

(i)    Cause.  For the purposes of this Agreement, Cause shall mean (i) “Cause” as such term may be defined in any employment agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (ii) if there is no such employment agreement in effect, “Cause” as such term may be defined in any change-in-control agreement between the Grantee and the Company that is in effect at the time of termination of employment; or (iii) if there is no such employment or change-in-control agreement, with respect to the Grantee: (A) any act of the Grantee involving fraud or dishonesty, or any willful failure to perform reasonable duties assigned to the Grantee which failure is not cured within 10 business days after receipt from the Company of written notice of such failure; (B) any material breach by the Grantee of any securities or other law or regulation or any Company policy governing trading or dealing with stock, securities, investments or the like, or any inappropriate disclosure or “tipping” relating to any stock, securities, investments or the like; (C) other than as required by law, the carrying out by the Grantee of any activity, or the Grantee making any public statement, which prejudices or ridicules the good name and standing of the Company or its Affiliates or would bring such persons into public contempt or ridicule; (D) attendance by the Grantee at work in a state of intoxication or the Grantee otherwise being found in possession at the Grantee’s place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (E) any assault or other act of violence by the Grantee; or (F) the Grantee being indicted for any crime constituting (I) any felony whatsoever or (II) any misdemeanor that would preclude employment under the Company’s hiring policy.

(j)    Change in Control.  Notwithstanding any other provision of this Section 5, in the event of a Change in Control, vesting and payment of the Performance Share Units that have not previously become vested and nonforfeitable and paid, or have not previously been forfeited, under Section 4, 5(a), 5(b), 5(c) or 5(d) shall be determined under this Section 5(j) as follows:

(i)         In the event a Change in Control occurs on or before the end of the applicable Performance Period and provided the Grantee is continuously employed until the Change in Control, the target number of the applicable Performance Share Units shall be deemed earned but otherwise continue to be subject to the service and payment provisions, including applicable proration requirements, that apply under Section 5(a), 5(b), 5(c) and 5(d) unless the Grantee experiences a Qualifying Termination.  If the Grantee experiences a Qualifying Termination, all of the applicable Performance Share Units deemed earned per the preceding sentence and not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid on the date of such Qualifying Termination, subject to a six-month delay, if applicable, as provided under Section 10(c) of the Plan.

(ii)        In the event a Change in Control occurs following the end of the applicable Performance Period and provided the Grantee is continuously employed until the Change in Control, all of the applicable Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 4 shall continue to be subject to the service and payment requirements that apply under Section 5(a), 5(b), 5(c) and 5(d) unless the Grantee experiences a Qualifying Termination or, with regard to Performance Share Units subject to the One-Year Goal, a Qualifying Early Retirement.  If the Grantee experiences a Qualifying Termination, all of the applicable Performance Share Units previously earned based on the Committee’s determination of performance in accordance with Section 4 and not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid on the date of such Qualifying Termination, subject to a six-month delay, if applicable, as provided under Section 10(c) of the Plan.  If the Grantee experiences a Qualifying Early Retirement, all of the applicable Performance Share Units subject to the One-Year Goal previously earned based on the Committee’s determination of performance in accordance with Section 4 and not previously vested and paid or previously forfeited, shall become immediately vested and nonforfeitable and shall be paid on the date of such Qualifying Early Retirement, subject to a six-month delay, if applicable, as provided under Section 10(c) of the Plan,  provided, however, that if Grantee violates any of the Business Protection Provisions following such Qualifying Early Retirement, then any Performance Share Units subject to the One-Year Goal that vested following Early Retirement shall be automatically forfeited to the Company,  cancelled and subject to clawback under Section 17 immediately upon the Company becoming aware of such violation.

(iii)       In the event a Change in Control occurs following the end of the applicable Performance Period and after the Grantee has terminated due to an Early Retirement prior to the Change in Control, then Section 5(b)(i)(D) shall apply to the unvested Performance Share Units subject to the One-Year Goal and such Performance Share Units subject to the One-Year Goal shall be paid as provided in Section 5(d).

(iv)       For purposes of this Agreement, a Change in Control (as defined in the Plan) will be deemed to have occurred with respect to the Grantee only if an event relating to the Change in Control constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. Section 1.409A-3(i)(5).

(k)    Good Reason.  For purposes of this Agreement, Good Reason shall mean (A) a material diminution in the Grantee’s base salary; or (B) a material diminution in the Grantee’s authority, duties or responsibilities.  To qualify as a termination due to Good Reason under this Agreement, the Grantee must have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds and must have given the Company at least thirty (30) days from receipt of such notice to cure the condition constituting Good Reason.   Such termination of employment must have become effective no later than one (1) year after the initial existence of the condition constituting Good Reason.

(l)    Qualifying Termination.  For purposes of this Agreement, Qualifying Termination shall mean the Grantee’s employment with the Company is terminated involuntarily by the Company other than with Cause or is terminated voluntarily by the Grantee, other than when Cause exists, for Good Reason or due to Normal Retirement; in each case provided (i) the termination of employment occurs within two (2) years following a Change in Control and (ii) the termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Code.  In no event shall a Qualifying Termination include the death, Disability or any other termination of or by the Grantee not specifically covered by the preceding sentence.

(m)    Qualifying Early Retirement. For purposes of this Agreement, Qualifying Early Retirement shall mean the Grantee’s employment with the Company is terminated due to Early Retirement (as defined in Section 5(f)), provided (i) the termination of employment occurs within two (2) years following a Change in Control and (ii) the termination of employment also constitutes a “separation from service” within the meaning of Section 409A of the Code.  In no event shall a Qualifying Early Retirement include the death, Disability or any other termination of or by the Grantee not specifically covered by the preceding sentence.

(n)    Delivery of Shares.  Shares of Common Stock corresponding to the number of Performance Share Units that have been earned and become vested and nonforfeitable (“Performance Shares”) shall be paid to the Grantee, or, if deceased, to the Grantee’s estate, in settlement of the Performance Share Units on the Payment Dates provided in Sections 5(d) and 5(j).  Payment may be delayed by the Company only in accordance with the requirements of Section 409A of the Code although no interest shall be payable in the event there is a delay for any reason.  Such payment shall be accomplished either by delivering a share certificate or by providing evidence of electronic delivery, and the Performance Shares shall be registered in the name of the Grantee or, if deceased, the Grantee’s estate. The Performance Shares may be either previously authorized but unissued Shares or issued Shares, which have then been reacquired by the Company.  Such Shares shall be fully paid and nonassessable.  In determining the number of Performance Shares to be withheld for taxes as provided in Section 10, the value of the Performance Shares shall be based upon the Fair Market Value of the Shares on the date of payment.  If a Payment Date falls on a weekend, holiday or other non-trading day, the value of any Performance Shares payable on such Payment Date shall be determined based on the Fair Market Value of the Shares on the most recent prior trading date.

6.          No Dividend Equivalents.  The Grantee shall have no right to dividend equivalents or dividends on the Performance Share Units.

7.          Transferability.  Neither the Performance Shares prior to delivery pursuant to Section 5 nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided,  however, that this Section 7 shall not prevent transfers by will or by the applicable laws of descent and distribution.

8.          No Guarantee of Employment.  Nothing in this Agreement or in the Plan shall confer upon the Grantee any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Grantee’s employment agreement with the Company or offer letter provided by the Company to the Grantee.

9.          Change in Capitalization; Change in Control.  If any event described in Section 8 or 9 of the Plan occurs, this Agreement and the Performance Shares shall be adjusted to the extent required or permitted, as applicable, pursuant to Sections 8 and 9 of the Plan.

10.        Taxes.  The Grantee shall have full responsibility, and the Company shall have no responsibility (except as to applicable tax withholdings), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to the Performance Shares.  The Grantee is hereby advised to seek his own tax counsel regarding the taxation of the Performance Shares hereunder.  Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), on the applicable Payment Date, the Company shall withhold from any Performance Shares deliverable in payment of the Performance Share Units the number of Performance Shares having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable laws and regulations, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  Unless otherwise determined by the Committee (in compliance with Section 409A of the Code), if vesting occurs prior to payment and applicable law requires the payment of employment taxes at such time, then the Company shall withhold from the Performance Share Units at vesting the number of Performance Shares having a value equal to the minimum amount of income and employment taxes required to be withheld under applicable law and regulations, in a manner that complies with Section 409A of the Code, and pay the amount of such withholding taxes in cash to the appropriate taxing authorities.  With regard to withholding on the Payment Date (but not at the time of vesting), any fractional shares resulting from the payment of the withholding amounts shall be liquidated and paid in cash to the U.S. Treasury as additional federal income tax withholding for the Grantee.  With regard to withholding at the time of vesting, only full shares (determined by rounding down to the next full share) shall be liquidated and paid in cash to the U.S. Treasury and any additional amounts due for tax withholding shall be paid by the Grantee.  Grantee shall be responsible for any withholding taxes not satisfied by means of such mandatory withholding and for all taxes in excess of such withholding taxes that may be due upon vesting of the Performance Share Units.

11.        Limitation on Obligations.  This Performance Share Unit Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.  In addition, the Company shall not be liable to the Grantee for damages relating to any delays in issuing the share certificates or electronic delivery thereof to him (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance or registration of the certificates or in the certificates themselves.

12.        Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws.  The Performance Share Units and Performance Shares shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

13.        Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or his or her designee, and any notice to be given to the Grantee shall be addressed to the Grantee at the last address of the Grantee known to the Company unless otherwise directed by the Grantee in a notice provided in accordance with this Section 13.  By a notice given pursuant to this Section 13, either party may hereafter designate a different address for the provision of notices under this Agreement.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 13.  Any notice shall have been deemed duly given when (i) delivered in person, (ii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in and office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

14.        Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

15.        Section 409A of the Code.  The provisions of Section 10(c) of the Plan are hereby incorporated by reference.  Notwithstanding the foregoing, the Company shall not be liable to the Grantee in the event this Agreement fails to be exempt from, or comply with, Section 409A of the Code.

16.        Arbitration.  In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted within a reasonable period by a single arbitrator in an arbitral forum to be selected by the parties and subject to the Federal Rules of Procedure and Evidence.  Such arbitration process shall take place within the Nashville, Tennessee metropolitan area, unless otherwise mutually agreed by the parties.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.  Judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator, and each party shall bear an equal portion of the arbitrator’s and arbitral forum’s fees.

17.        Clawback.  As a condition of receiving the Performance Share Units, the Grantee acknowledges and agrees that the Grantee’s rights, payments, and benefits with respect to the Performance Share Units shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events (including, but not limited to, upon violation of the Business Protection Provisions, as provided in Section 5(b)(i)(D) or 5(j)), as is required by this Agreement or as may be required by any rule or regulation of the Securities and Exchange Commission or by any applicable national exchange, or by any other applicable law, rule or regulation, or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Board or the Committee.  In the event the Grantee no longer owns the Performance Shares at the time of required recoupment, the Grantee agrees to the recoupment of cash equal to the Fair Market Value of the Performance Shares on the date the Performance Shares were sold.

18.        Applicability of Plan.  The Performance Share Units and the Performance Shares issued to the Grantee upon payment of the Performance Share Units shall be subject to all terms and provisions of the Plan to the extent applicable to performance share units and Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

19.        Amendment and Termination.  This Agreement may be modified in any manner consistent with Section 10 of the Plan.

20.        Administration. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons.  No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Performance Share Unit Award.  In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

21.        Rights as Shareholder.  The holder of a Performance Share Unit Award shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Performance Shares issuable upon the payment of a vested Performance Share Unit unless and until a certificate or certificates representing such Performance Shares shall have been issued by the Company to such holder or, if the Common Stock is listed on a national securities exchange, a book entry representing such Performance Shares has been made by the registrar of the Company.

22.        Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DOLLAR GENERAL CORPORATION

By:
Name:
Title:

GRANTEE

Todd J. Vasos

Schedule A to Performance Share Unit Award Agreement

Grant Date:	[ ]

Target Number of Performance Share Units Awarded:	[ ]

Performance Period:

For One-Year Goal:  Begins on [1st day of fiscal year that includes the Grant Date] and ends on [last day of same fiscal year]

For Three-Year Goal:  Begins on [1st day of fiscal year that includes the Grant Date] and ends on [last day of fiscal year [Grant Date fiscal year + 2]

Threshold, Target and Maximum Calculation Chart:	See attached Exhibit 1

Vesting Table:

Vesting Date	PSUs Subject to One-Year Goal/ Percentage Vested	PSUs Subject to Three-Year Goal /Percentage Vested

April 1, [Grant Date year + 1 year]	33 1/3%	N/A
April 1, [Grant Date year + 2 years]	33 1/3%	N/A
April 1, [Grant Date year + 3 years]	33 1/3%	100%

Exhibit 1 to Schedule A to Performance Share Unit Award Agreement

[        ] Performance Share Unit Matrix – Adjusted EBITDA

EBITDA Based Shares
Performance Level	EBITDA Result vs. Target	EBITDA Based Shares
Threshold	[ ]	[ ]
Target	[ ]	[ ]
Maximum	[ ]	[ ]
Note: Interpolate between all EBITDA results and award levels

[      ] Performance Share Unit Matrix – Adjusted ROIC

ROIC Based Shares Earned [ ]
Performance Level	ROIC Result vs. Target	ROIC Based Shares
Threshold	[ ]	[ ]
Target	[ ]	[ ]
Maximum	[ ]	[ ]
Note: Interpolate between all ROIC results and award levels

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